Exhibit 10.35

AGREEMENT

THIS AGREEMENT is made effective September 12, 2017 (the “Effective Date”)

BETWEEN:

VISTA GOLD CORP., a company incorporated pursuant to the laws of British Columbia, with an address at 1200 Waterfront Centre, 200 Burrard Street, Vancouver, BC, V7X 1T2

("Vista")

AND:

TIMBERLINE RESOURCES CORP, a reporting issuer under the laws of British Columbia, with an address at 101 E. Lakeside Drive, Coeur d’Alene, ID, USA 83814

("Timberline")

WHEREAS:

A.

On August 31, 2015, Vista and Timberline entered into an agreement (the “Acquisition Agreement”) whereby Vista and Timberline agreed to pursue a transaction pursuant to which Vista would acquire all of the issued and outstanding shares of Timberline by way of a plan of arrangement or similar transaction (the “Transaction”).

B.

The Acquisition Agreement allowed Timberline to terminate the Acquisition Agreement and not proceed with the Transaction in exchange for the payment of US $250,000.00 to Vista on account of expenses incurred (the “Expense Payment”).

C.

On September 13, 2015, Timberline delivered a notice of termination to Vista in respect of the Acquisition Agreement; however, in breach of the Acquisition Agreement, Timberline did not make the Expense Payment.

D.

Vista demanded payment by Timberline of the Expense Payment, on numerous occasions, including on August 21, 2017, whereby Vista indicated that if Timberline did not pay the Expense Payment, Vista would commence legal proceedings to recover the Expense Payment, plus interest and legal expenses (the “Proceedings”).  Despite demand, Timberline has not made the Expense Payment.

E.

Notwithstanding the foregoing, Timberline has expressly acknowledged that it is indebted to Vista in respect of the Expense Payment (the “Debt”). Timberline has requested that Vista temporarily forbear from commencing the Proceedings and permit it to pay the Debt within 36 months of the date of this Agreement (the “Outside Date”). Vista is prepared to agree to such temporary forbearance on the basis that Timberline will strictly comply with the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties covenant and agree as follows:

Acknowledgements

1.

Timberline hereby represents, warrants, covenants and agrees (and acknowledges that Vista is relying on such representations, warranties, covenants and agreements in entering into this Agreement) to the following:

(a)

the recitals to this Agreement are true and correct;

(b)

the Debt is due and owing from Timberline to Vista;

(c)

Timberline has failed to pay the Debt as required by the Acquisition Agreement and absent the terms of this Agreement, Vista is entitled to immediate payment of the Debt;

(d)

Timberline has no claims or causes of action as against Vista and has no defences to any claim for the Debt, including any set-off claims;

Interest

2.

Timberline agrees to and shall pay interest to Vista on the Debt from the Effective Date to the date that the Debt is paid in full, at a rate of prime (as set by Wells Fargo Bank (US), as such rate may change from time to time) plus 3% per annum (the “Interest”).

Forbearance

3.

Provided that Timberline strictly complies with each and every term and condition of this Agreement, Vista agrees to forbear from taking steps to collect the Debt, plus Interest, including by commencing the Proceedings.

Payment Plan

4.

If, during the term of this Agreement, Timberline completes one or more equity financings (each, an “Equity Financing”) and if the gross proceeds of any single Equity Financing are at least US $1,000,000.00 (each, a “Financing”), then Timberline shall pay the following amounts to Vista at the following times:

(a)

5% of the gross proceeds of each Financing (in US) up to the then-current amount of the Debt plus Interest (the “Financing Payment”), with such Financing Payment coming due to Vista immediately upon completion of the Financing; and

(b)

Installment payments of US $10,000.00 on the first day of each month, commencing on the month following the month in which Timberline completes its first Financing and continuing on the first day of each month thereafter until the Outside Date (the “Installment Payments”).

5.

In addition to the foregoing, if, during the term of this Agreement, Timberline raises additional funds, whether through equity, debt or a sale of assets (an “Additional Funding Arrangement”, and if the gross funds received from any single Additional Funding Arrangement are at least US $100,000.00, then Timberline shall pay to Vista 5% of any such gross proceeds (an “Additional Proceeds Payment”)

up to the then-current amount of the Debt plus Interest, with such Additional Proceeds Payment coming due to Vista immediately upon receipt of such funds by Timberline.

6.

As of the Outside Date, if the Debt plus Interest, or any amount thereof, remains outstanding, Timberline shall immediately pay to Vista any and all amounts that remain due and owing in respect of the Debt plus Interest (the “Outside Date Payment”).

7.

Any payments to Vista pursuant to paragraphs 4 or 5 shall be applied first to Interest that has accrued and is outstanding and then to the Debt.

8.

The Financing Payment, Installment Payments, Additional Proceeds Payment and Outside Date Payment shall all be made by Timberline to Vista by way of wire transfer, bank draft, certified check or solicitor’s trust check.

9.

Notwithstanding the foregoing, within 30 days of any Financing Payment, Installment Payment, Additional Proceeds Payment or Outside Date Payment coming due according to the terms of this Agreement (collectively the “Required Payments”), Timberline may make a request to Vista that such payment be made in shares of common stock of Timberline (“Timberline Shares”) in place of the manner or method of payment detailed in paragraph 8 herein. While Vista has no obligation to accept any Required Payment by way of Timberline Shares, Vista may, in its sole and absolute discretion, which discretion may be unreasonably withheld, consent to receive Timberline Shares in lieu of one or more of the said Required Payments, in which case, Timberline will use commercially reasonable efforts to obtain any regulatory approvals (including stock exchange approvals for the additional listing of the Timberline Shares) required for such issuance to Vista, and if such regulatory approvals are provided:

(a)

subject to clause (b) in this paragraph 9, the price of the Timberline Shares to be issued to Vista will be the volume weighted average price per Timberline Share at which the Timberline Shares have traded on a Stock Exchange (as defined herein) during the 20 consecutive trading day period ending immediately prior to date that Vista provided notice to Timberline of its consent to receive payment in Timberline Shares (the “Market Price”), where  “Stock Exchange” means the stock exchange on which the Timberline Shares have traded and if the Timberline Shares have traded on more than one Stock Exchange during the relevant period, the Stock Exchange where the greatest volume of Timberline Shares traded during the relevant period; and

(b)

if the Timberline Shares to be issued to Vista pursuant to this paragraph 9 are restricted from trading, the Market Price will be reduced by 10%;

(c)

the number of Timberline Shares to be issued to Vista will be determined by taking the dollar value of the Required Payment Vista consented to receive in Timberline Shares and dividing that by the Market Price.

If, however, Vista elects to receive Timberline Shares and Timberline is unable to obtain the required regulatory approval within 15 days of Vista’s consent, then Timberline shall make the required Payment in the manner or method set out in paragraph 8 herein

10.

Notwithstanding anything to the contrary herein, Timberline may pay the Debt, plus all Interest accrued thereon, at any time prior to the Outside Date without penalty.

Compliance with the Agreement and Payment Terms

11.

Subject to paragraph 12 herein, provided that Timberline makes all required payments under this Agreement and does not otherwise default on its obligations under this Agreement, Vista will not commence the Proceedings or take any further step in collection of the Debt (other than as provided for in this Agreement).

12.

In the event that any one or more of the Required Payments are not made by Timberline on the date and in the manner required by this Agreement, such event shall be a default of Timberline under this Agreement and:

(a)

Vista or its legal counsel will provide notice of such default to Timberline by way of letter to Timberline and Timberline shall have five (5) days to remedy such default by providing Vista with a wire transfer, certified check, bank draft or solicitor’s trust check for the unpaid amount;

(b)

if Timberline fails to remedy its default in accordance with paragraph 12(a) herein, then the full amount of the Debt plus all Interest that has accrued to that date shall immediately become due and owing and Timberline shall immediately pay the full amount of the Debt and Interest that has accrued on the Debt (accounting for any payments already made by Timberline in partial satisfaction of the Debt); and

(c)

Vista may, among other things, take any steps it deems necessary to collect the Debt, including commencing the Proceedings to recover any amount owing by Timberline under this Agreement, and if Vista commences such Proceedings, Timberline shall not in any way contest the relief sought in the Proceedings or take the position that the Debt is not due and owing or that this Agreement is in any way invalid, ineffective or unenforceable, whether based on statute, common law, equity or otherwise.

Tolling

13.

Timberline agrees not to assert or plead in any legal proceeding or arbitration that may arise in relation to this Agreement or the Acquisition Agreement that any claim made by Vista has become time-barred or otherwise diminished by virtue of applicable time limitations, including but not limited to any statute of limitation, statute of repose, prescription, laches, any agreement between either of the parties, and any other doctrine, principle or law concerning the time requirements for bringing or commencing a claim and/or any and all defences based upon the lapse of time that may apply to Vista’s failure to commence legal proceedings or arbitration against Timberline in a timely manner.

Time is of the Essence

14.

Time is of the essence of this Agreement.

Severability

15.

If any part of this Agreement is declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder, which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion, which may, for any reason, be hereafter declared or held invalid.

16.

If any restrictions or terms contained in this Agreement are determined by a court to be invalid, illegal or unenforceable by reason of the extent or duration of those restrictions, or otherwise, then the court making that determination will have the right to reduce the extent or duration or other provision hereof, and, in its reduced form, the restriction will be enforceable in the manner contemplated in this Agreement.

Definitions

17.

In this Agreement:

(a)

Vista includes its predecessors, successors and assigns; and

(b)

Timberline includes its predecessors, successors and assigns.

Change of Facts

18.

The parties acknowledge that the facts in respect of which this Agreement is made may prove to be other than or different from the facts in that connection now known or believed by them to be true.  The parties accept and assume the risk of the facts being different and agree that this Agreement shall be in all respects enforceable and not subject to termination, rescission or variation by discovery of any difference in facts.

Entire Agreement

19.

The parties acknowledge that they have read this Agreement, know its contents, and confirm that this Agreement contains the entire agreement between the parties hereto in regard to the matters that are the subject of this Agreement.

Independent Legal Advice

20.

The parties acknowledge that this Agreement has been executed freely, voluntarily and without duress and that they have received such independent legal advice, if any, as they consider necessary in the circumstances.

Contractual, Not Recitals

21.

The terms of this Agreement are contractual and not recitals.

Enurement

22.

This Agreement shall enure to the benefit of and be binding upon the parties and each of them and their respective executors, administrators, predecessors, successors and assigns.

Headings

23.

The headings used in this Agreement have been inserted for convenience and ease of reference, and are not intended to define, limit or describe the scope, intent or language of this Agreement.

Governing Law and Jurisdiction

24.

This Agreement is governed by and shall be construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia, which shall be deemed to be the proper law of this Agreement.

25.

The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia and agree not to contest the jurisdiction of any court within British Columbia in respect of the Proceedings or any dispute between the parties that may arise in relation to this Agreement.

Counterparts

26.

This Agreement may be executed and delivered in one or more counterparts or facsimile or email counterparts, each of which when executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement with effect from the Effective Date.

VISTA GOLD CORP.

/s/ F.H. Earnest

Per: _________________________________

Authorized Signatory

Frederick H. Earnest

Name: ___________________________

President & CEO

Title: ____________________________

TIMBERLINE RESOURCES CORP.

/s/ Steven A Osterberg

Per: _________________________________

Authorized Signatory

Steven A. Osterberg

Name: ___________________________

President & CEO

Title: ____________________________